CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$10,000,003.68	$1,161.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

Pricing Supplement dated July 7, 2011

to the YEELDS® Product Supplement dated August 31, 2010

to the Prospectus Supplement dated May 27, 2011

and the Prospectus dated August 31, 2010

$10,000,003.68 YEELDS®

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

Yield Enhanced Equity Linked Debt Securities (“YEELDS®”) Due January 14, 2012

Performance Linked to the Common Stock of GenOn Energy, Inc., Series Number E-6777

Because these notes are part of a series of Barclays Bank PLC’s debt securities called Global Medium-Term Notes, Series A, this pricing supplement and the accompanying product supplement, dated May 27, 2011 (the “YEELDS® product supplement”) should also be read with the accompanying prospectus supplement, dated May 27, 2011 relating to Barclays Bank PLC’s Global Medium-Term Notes, Series A (the “prospectus supplement”) and the accompanying prospectus dated August 31, 2010 (the “base prospectus”). Terms used here have the meanings given them in the YEELDS® product supplement, the prospectus supplement or the base prospectus, unless the context requires otherwise.

•	Common stock issuer: GenOn Energy, Inc. GenOn Energy, Inc. is not involved in this offering and has no obligation with respect to the notes.

•	Common stock: The common stock of the common stock issuer listed on the New York Stock Exchange under the ticker symbol “GEN”.

•	Number of YEELDS®: 2,538,072.

•	Principal amount: $3.94 per note, and, in the aggregate, $10,000,003.68.

•	Inception Date: July 7, 2011

•	Issue Date: July 14, 2011

•

Stated maturity date: January 14, 2012, subject to postponement in the event that one or more averaging dates are postponed, as described herein. If the stated maturity date is not a business day, any payment required to be made on the stated maturity date will instead be made on the next business day, with the same effect as if paid on the scheduled stated maturity date, as described in the section entitled “Description of the Notes—Payment at maturity” in the YEELDS® product supplement.

•	Valuation date: January 9, 2012, subject to postponement in the event of a market disruption event or if such a day is not a scheduled trading day, as described herein.

•

Averaging dates: Each of the last three (3) scheduled trading days ending on, and including, the valuation date (subject to postponement in the event of a market disruption event, as described herein).

•	Interest rate: 6.00% per annum.

•	Interest payment dates: Monthly, on the 14th day of each month during the term of the notes, beginning on August 14, 2011, and ending on and including the stated maturity date.

•	Interest payment record dates: 15 calendar days prior to each interest payment date.

•	Initial value: $3.94, which is the average execution price per share for the common stock that an affiliate of Barclays Bank PLC has paid to hedge Barclays Bank PLC’s obligations under the notes.

•	Equity cap price: $4.53100, which is 115% of the initial value.

•

Payment at maturity: Unless Barclays Bank PLC has elected to exercise its stock settlement option as described below, on the stated maturity date, Barclays Bank PLC will pay you in cash, per note, the lesser of:

(1)	the conversion value; and

(2)	the equity cap price.

•	Conversion value: The “conversion value”, per note, will equal the product of:

(1)	the settlement value; times

(2)	the conversion ratio.

•	Conversion ratio: 1.0, reflecting the number of shares of the underlying common stock to which each note is exposed.

•

Settlement value: The settlement value will be based upon the arithmetic average of the product of (i) the adjusted volume-weighted average price of the common stock on each averaging date, times (ii) the multiplier then in effect on each such averaging date respectively, and shall generally be equal to the arithmetic average of such product.

•

Multiplier: The multiplier will initially be 1.0, subject to adjustment under various circumstances as described in the YEELDS® product supplement in “Description of the Notes—Adjustments to multipliers and to securities included in the calculation of the settlement value.”

•	Adjusted volume-weighted average price: The adjusted volume-weighted average price of the common stock on any scheduled trading day is the sum of:

(1)	the volume-weighted average price of the common stock on such scheduled trading day; and

(2)	its dividend adjustment amount on such scheduled trading day.

•

Volume-weighted average price: On an averaging date, the volume-weighted average price (“VWAP”) of the common stock on such averaging date means such price as calculated by Bloomberg L.P. and displayed on Bloomberg page “GEN <EQUITY> AQR”, or any successor page, in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time on such day; provided that if on an averaging date, Bloomberg does not calculate and report the VWAP on such day, the calculation agent shall calculate the VWAP on such day.

•

Dividend adjustment amount: The dividend adjustment amount as of any scheduled trading day will be calculated as the difference between the actual aggregate dividend and the expected aggregate dividend, in each case as of such scheduled trading day, which difference may be positive or zero.

•	Actual aggregate dividend: With respect to any scheduled trading day, the actual aggregate dividend shall be calculated as follows:

•

if ex-dividend dates occur within the period from, but excluding, the Inception Date to, and including, such scheduled trading day, the actual aggregate dividend shall be the sum of declared cash dividends corresponding to all such ex-dividend dates per share of the common stock;

•	if no ex-dividend dates occur within the period from, but excluding, the Inception Date to, and including, such scheduled trading day, the actual aggregate dividend shall be zero.

•	Expected aggregate dividend: With respect to any scheduled trading day, the expected aggregate dividend shall be zero.

•

Stock settlement option: Yes; if Barclays Bank PLC has elected to exercise the stock settlement option, on the stated maturity date, Barclays Bank PLC will deliver to you a number of shares of the common stock equal to the sum of the daily settlement share numbers (as defined below) for each averaging date, as described below in the section entitled “Stock Settlement Option”. Barclays Bank PLC will provide the trustee with prior written notice no later than the business day immediately prior to the first averaging date if it elects the stock settlement option. Barclays Bank PLC may elect to exercise the stock settlement option in its sole discretion. If Barclays Bank PLC elects to exercise the stock settlement option, the number of shares of GenOn Energy, Inc.’s common stock and any cash you will receive at maturity will be calculated pursuant to the “stock settlement option” provision below and the aggregate value of such securities and cash as of the final averaging date may be less, and possibly significantly less, than the cash payment that you would have received at maturity had Barclays Bank PLC not elected to exercise the stock settlement option. In addition, if Barclays Bank PLC elects to exercise the stock settlement option, the aggregate value of the shares of GenOn Energy, Inc.’s common stock and any cash that you will receive at maturity will be subject to any fluctuations in the value of these securities during the period between the final averaging date and the maturity date. Consequently, it is possible that the aggregate value of such securities and cash you will receive at maturity may be less than the payment that you would have received at maturity had Barclays Bank PLC not elected to exercise the stock settlement option.

•

Daily Settlement Share Number: For each averaging date, an amount as determined by the calculation agent equal to (1) the number of the notes you own, times (2) the lesser of (a) the equity cap price and (b) the product of the adjusted volume-weighted average price of the common stock on such averaging date times the multiplier then in effect on such averaging date, divided by (3) the VWAP of the common stock on such averaging date, divided by (4) the total number of averaging dates.

•

Postponement of an averaging date because of a market disruption event: If a market disruption event occurs on an averaging date, as set forth in this pricing supplement, such averaging date will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, that if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled averaging day, then (a) that eighth scheduled trading day shall be deemed to be such averaging date and (b) the calculation agent shall determine the volume-weighted average price of the common stock for that eighth scheduled trading day, based upon its good faith estimate of the volume-weighted average price on such day. If any averaging day is postponed, all subsequent averaging dates will also be postponed; the next subsequent averaging date will then be the next scheduled trading day on which no market disruption event occurs (subject to the eight scheduled trading day limitation described above). As a result, the occurrence of a market disruption event on a day that would otherwise be an averaging date may result in non-consecutive averaging dates.

•	Denominations: $3.94 and integral multiples thereof.

•	Listing: The notes will not be listed on any exchange.

•	CUSIP: 06738G712

•	ISIN: US06738G7126

Any payment on the notes, including any payment due prior to maturity or at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Additional Risk Factors—Any payments due on the notes are subject to the creditworthiness of the Issuer” on page PS-3 of this pricing supplement.

See “Risk Factors” sections beginning on page PR-10 of the YEELDS® product supplement and beginning on page S-6 of the prospectus supplement for a description of risks relating to an investment in the Notes.

YEELDS® constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

We may use this pricing supplement in the initial sale of YEELDS®. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any YEELDS® after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, any accompanying YEELDS® product supplement or any accompanying prospectus supplement or base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0.00%	100%
Total	$10,000,003.68	$0.00	$10,000,003.68

Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

“YEELDS®” is a registered trademark of Barclays Capital Inc.

Barclays Bank PLC has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the prospectus supplement relating to our Series A medium-term notes of which the notes are a part and the YEELDS® product supplement. Purchasers should rely upon the base prospectus, the prospectus supplement, the YEELDS® product supplement, this pricing supplement, any other relevant terms supplement and any relevant free writing prospectus for complete details. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede the YEELDS® product supplement, which shall, likewise, supersede the base prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying YEELDS® product supplement as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Barclays Bank PLC has filed for free by searching the SEC online database at www.sec.gov, with “Barclays Bank PLC” as a search term or through the links below, or by emailing Barclays Bank PLC at us.syndicate.ops@barcap.com.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	YEELDS® product supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152968/d424b3.htm

•	Prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Base prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

ADDITIONAL RISK FACTORS

Any payments due on the notes are subject to the creditworthiness of the Issuer.

The notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any payment due at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

If a market disruption event occurs on a day that would otherwise be an averaging date, there will be a delay in settlement of the notes.

If a market disruption event occurs on a day that would otherwise be an averaging date, settlement of the notes will be delayed, depending on the circumstances surrounding the market disruption event, for up to twenty-four (24) scheduled trading days following the stated maturity date.

Postponement of one or more averaging dates may result in a reduced amount payable at maturity.

As the payment at maturity is a function of, among other things, the adjusted volume-weighted average price of common stock on each averaging date, the postponement of any averaging date may result in the application of a different adjusted volume-weighted average price, and, accordingly, decrease the payment you receive at maturity.

Barclays Bank PLC may elect in its sole discretion to settle the notes with shares of GenOn Energy, Inc.’s common stock.

Barclays Bank PLC, in its sole discretion, may elect to exercise the stock settlement option as described under “Stock Settlement Option” below. If Barclays Bank PLC elects to exercise the stock settlement option, the number of shares of GenOn Energy, Inc.’s common stock and any cash you will receive at maturity will be calculated pursuant to the “stock settlement option” provision below and the aggregate value of such securities and cash as of the final averaging date may be less, and possibly significantly less, than the cash payment that you would have received at maturity had Barclays Bank PLC not elected to exercise the stock settlement option. In addition, if Barclays Bank PLC elects to exercise the stock settlement option, the aggregate value of the shares of GenOn Energy, Inc.’s common stock and any cash that you will receive at maturity will be subject to any fluctuations in the value of these securities during the period between the final averaging date and the maturity date. Consequently, it is possible that the aggregate value of such securities and cash you will receive at maturity may be less than the payment that you would have received at maturity had Barclays Bank PLC not elected to exercise the stock settlement option.

The tax consequences are uncertain.

The U.S. federal income tax treatment of the notes is uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described herein. As discussed further in the accompanying product supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the notes at a rate that could potentially exceed the interest paid currently on the notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

VOLUME-WEIGHTED AVERAGE PRICE

The volume-weighted average price (“VWAP”) of a common stock is different from the closing price of a common stock. Volume-weighted average price is a measure of the average price of a common stock over a specified time period (usually one day) and is equal to (1) the sum of the total value traded for every reported transaction (trade price times total number of shares traded) during the specified time period, divided by (2) the total number of shares traded during such time period. The closing price of a common stock is the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange.

In the case of the notes, the volume-weighted average price of the common stock on an averaging date means the volume-weighted average price calculated by Bloomberg L.P. and displayed on Bloomberg page “GEN<EQUITY> AQR”, or any successor page, in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time on such day. If Bloomberg does not calculate and report the volume-weighted average price on an averaging date, the calculation agent shall calculate the volume-weighted average price on such day.

Unlike the closing price of a common stock, which is generally available in financial newspapers and other publicly disseminated media, the volume-weighted average price of the common stock upon which the value of the notes will be based is generally only available through Bloomberg L.P.

POSTPONEMENT OF AN AVERAGING DATE BECAUSE OF A MARKET DISRUPTION EVENT

If a market disruption event occurs on an averaging date, as set forth in this pricing supplement, such averaging date will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, that if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled averaging day, then (a) that eighth scheduled trading day shall be deemed to be such averaging date and (b) the calculation agent shall determine the volume-weighted average price of the common stock for that eighth scheduled trading day, based upon its good faith estimate of the volume-weighted average price on such day. If any averaging day is postponed, all subsequent averaging dates will also be postponed; the next subsequent averaging date will then be the next scheduled trading day on which no market disruption event occurs (subject to the eight scheduled trading day limitation described above). As a result, the occurrence of a market disruption event on a day that would otherwise be an averaging date may result in non-consecutive averaging dates.

EXAMPLES OF AMOUNT PAYABLE AT MATURITY

Here are three examples of the amount that may be payable on the stated maturity date if Barclays Bank PLC does not elect to exercise its stock settlement option. In each of these examples it is assumed that (1) the investment is held from the date on which the notes are first issued, (2) the actual aggregate dividend of the common stock equals its expected aggregate dividend as of each averaging date and (3) the multiplier has not been adjusted.

Example 1. Assuming the settlement value is $3.00 after applying the multiplier:

As a result, because the settlement value of $3.00 is less than $4.53100, on the stated maturity date, you would receive $3.00 per note, plus any accrued but unpaid interest payments.

Example 2. Assuming the settlement value is $4.00 after applying the multiplier:

As a result, because the settlement value of $4.00 is less than $4.53100, on the stated maturity date, you would receive $4.00 per note, plus any accrued but unpaid interest payments.

Example 3. Assuming the settlement value is $5.00 after applying the multiplier:

As a result, because the settlement value of $5.00 is greater than $4.53100, on the stated maturity date, you would receive $4.53100 per note, plus any accrued but unpaid interest payments.

To the extent the actual settlement value differs from the values assumed above or that the actual aggregate dividend of the common stock differs from its expected aggregate dividend as of any of the averaging dates, the results indicated above would be different.

If the stock settlement option is elected, the number of shares of GenOn Energy, Inc.’s common stock and any cash you will receive at maturity will be calculated pursuant to the “stock settlement option” provision below. The aggregate value of such securities and cash as of the final averaging date may be less, and possibly significantly less, than the cash payment that you would have received at maturity had Barclays Bank PLC not elected to exercise the stock settlement option, because the number of shares of GenOn Energy, Inc.’s common stock and any cash you receive will ordinarily be calculated based upon the adjusted volume-weighted average price of GenOn Energy, Inc.’s common stock on each averaging date and depend on whether the product of the adjusted volume-weighted average price of GenOn Energy, Inc.’s common stock on each such averaging date times the applicable multiplier exceeds the equity cap price.

STOCK SETTLEMENT OPTION

If Barclays Bank PLC elects to exercise its stock settlement option and Barclays Bank PLC provides the trustee with prior written notice no later than the business day immediately prior to the first averaging date, Barclays Bank PLC will, subject to the next paragraph, deliver on the stated maturity date a number of shares of GenOn Energy, Inc.’s common stock equal to the sum of the daily settlement share numbers for each averaging date. The daily settlement share number for an averaging date will be determined by the calculation agent and will equal (1) the number of the notes you own, times (2) the lesser of (a) the equity cap price and (b) the product of the adjusted volume-weighted average price of the common stock on such averaging date times the multiplier then in effect on such averaging date, divided by (3) the VWAP of GenOn Energy, Inc.’s common stock on such averaging date, divided by (4) the total number of averaging dates.

If, however Barclays Bank PLC determines that it is prohibited from delivering such shares, or that it would otherwise be unduly burdensome to deliver such shares, on the stated maturity date, it will pay in cash the amount payable at maturity as if it had not elected the stock settlement option.

If the calculation above results in a fractional share, Barclays Bank PLC will pay cash to you in lieu of that fractional share, in an amount equal to the fractional share (calculated on an aggregate basis in respect of the notes you own) multiplied by the settlement value.

Upon the occurrence of certain events, or if GenOn Energy, Inc. is involved in certain extraordinary transactions, the number of shares of GenOn Energy, Inc. to be delivered may be adjusted and Barclays Bank PLC may deliver, in lieu of or in addition to GenOn Energy, Inc.’s common stock, cash and any other equity securities used in the calculation of the settlement value, all as determined by the calculation agent. See “Description of the Notes—Adjustments to multipliers and to securities included in the calculation of the settlement value” in the accompanying YEELDS® product supplement.

If Barclays Bank PLC elects to exercise the stock settlement option, the aggregate value of the shares of GenOn Energy, Inc.’s common stock and any cash that you will receive at maturity may be less, and possibly significantly less, as of the final averaging date than the cash payment that you would have received at maturity had Barclays Bank PLC not elected to exercise the stock settlement option. In addition, if Barclays Bank PLC elects to exercise the stock settlement option, the aggregate value of the shares of GenOn Energy, Inc.’s common stock and any cash that you will receive at maturity will be subject to any fluctuations in the value of these securities during the period between the final averaging date and the maturity date. Consequently, it is possible that the aggregate value of such securities and cash you will receive at maturity may be less than the payment that you would have received at maturity had Barclays Bank PLC not elected to exercise the stock settlement option.

COMMON STOCK ISSUER AND COMMON STOCK

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the issuer of the common stock can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the common stock issuer comes from the issuers’ SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the common stock issuer with the SEC. You are urged to refer to the SEC filings made by the common stock issuer and to other publicly available information (such as the common stock issuer’s annual report) to obtain an understanding of the common stock issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of the common stock issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of the common stock issuer.

GenOn Energy, Inc.

According to publicly available information, GenOn Energy, Inc. (the “Company”) provides energy, capacity, ancillary and other energy services to wholesale customers in the United States through the ownership and operation of, and contracting for, power generation capacity. The Company also operates integrated asset management and energy marketing organizations, including proprietary trading operations.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16455, or its CIK Code: 0001126294. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “GEN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information About the Common Stock

The following table presents the high and low closing prices for the common stock, as reported on GenOn Energy, Inc. during each fiscal quarter in 2006, 2007, 2008, 2009, 2010 and 2011 (through July 7, 2011), and the closing price at the end of each quarter in 2006, 2007, 2008, 2009, 2010 and 2011 (through July 7, 2011).

The historical prices of the common stock are not necessarily indicative of future performance; accordingly, there can be no assurance that the payment you receive at maturity will equal or exceed the principal amount of your notes. The historical prices below have been adjusted to reflect any stock splits or reverse stock splits.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification. The historical performance of the linked share should not be taken as an indication of the future performance of the share during the term of the notes.

	High	Low	Period End
2006
First Quarter	$30.26	$2.23	$5.72
Second Quarter	$12.19	$10.77	$11.98
Third Quarter	$13.49	$11.74	$12.20
Fourth Quarter	$14.21	$12.18	$14.21

2007
First Quarter	$20.82	$13.82	$20.74
Second Quarter	$27.72	$20.88	$27.72
Third Quarter	$30.26	$24.10	$25.67
Fourth Quarter	$28.66	$24.54	$25.95

2008
First Quarter	$26.04	$20.05	$23.79
Second Quarter	$27.93	$20.84	$21.54
Third Quarter	$20.53	$5.83	$5.83
Fourth Quarter	$6.48	$3.07	$6.30

2009
First Quarter	$7.17	$2.23	$3.80
Second Quarter	$6.18	$3.87	$5.00
Third Quarter	$7.24	$4.61	$6.60
Fourth Quarter	$7.10	$4.87	$5.72

2010
First Quarter	$6.14	$3.59	$3.70
Second Quarter	$4.68	$3.66	$3.77
Third Quarter	$4.24	$3.37	$3.55
Fourth Quarter	$3.94	$3.47	$3.81

2011
First Quarter	$4.29	$3.68	$3.90
Second Quarter	$4.05	$3.55	$3.89
Third Quarter (through July 7, 2011)	$3.99	$3.77	$3.99

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical settlement values, in each case assuming that (a) the investment is held from the date on which the notes are first issued until the stated maturity date, (b) the actual aggregate dividend of the common stock equals its expected aggregate dividend as of each averaging date, (c) that the multiplier has not been adjusted and (d) Barclays Bank PLC does not elect to exercise its stock settlement option.

•	the hypothetical conversion value per note;

•	the percentage change from the principal amount to the hypothetical conversion value;

•	the total interest payments paid or payable on or before the stated maturity date per note;

•	the hypothetical total amount payable per note on the stated maturity date;[1]

•	the hypothetical total annualized yield on the note on the stated maturity date;[2] and

•	the hypothetical total annualized yield from direct ownership of the common stock.

[1]	Excludes accrued but unpaid interest payments payable on the stated maturity date.

[2]

The hypothetical total annualized yield on the stated maturity date represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months compounded annually), of all payments made or to be made on the notes, including the amount payable on the stated maturity date and all interest payments through the stated maturity date, the sum of these present values being equal to the original issue price.

Hypothetical settlement value	Hypothetical conversion value	Percentage change from the principal amount to the hypothetical conversion value	Total interest payments paid or payable on or before the stated maturity date	Hypothetical total amount payable per note on the stated maturity date	Hypothetical total annualized yield on the note on the stated maturity date	Hypothetical total annualized yield from direct ownership of the common stock
$0.0000	$0.0000	-100%	$0.1182	$0.0000	-100.0%	-100.0%
$0.7880	$0.7880	-80%	$0.1182	$0.7880	-95.2%	-96.0%
$1.5760	$1.5760	-60%	$0.1182	$1.5760	-82.0%	-84.0%
$2.3640	$2.3640	-40%	$0.1182	$2.3640	-60.7%	-64.0%
$3.1520	$3.1520	-20%	$0.1182	$3.1520	-31.3%	-36.0%
$3.9400	$3.9400	0%	$0.1182	$3.9400	6.1%	0.0%
$4.7280	$4.7280	20%	$0.1182	$4.5310	39.4%	44.0%
$5.5160	$5.5160	40%	$0.1182	$4.5310	39.4%	96.0%
$6.3040	$6.3040	60%	$0.1182	$4.5310	39.4%	156.0%
$7.0920	$7.0920	80%	$0.1182	$4.5310	39.4%	224.0%
$7.8800	$7.8800	100%	$0.1182	$4.5310	39.4%	300.0%

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total annualized yield will depend entirely on the actual settlement value determined by the calculation agent. In particular, the actual settlement value could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the settlement value, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Barclays Bank PLC or by others. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

SUPPLEMENTAL TAX CONSIDERATIONS

Some of the tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussion under “Certain United States Federal Income Tax Consequences” in the accompanying YEELDS® product supplement and “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying YEELDS® product supplement) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the product supplement (for example, if you did not purchase your notes in the initial issuance of the notes).

The United States federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid income-bearing executory contract with respect to the common stock that is subject to tax as described herein. If your notes are so treated, you will likely be taxed on interest paid on the notes as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes. In addition, it would be reasonable for you to recognize capital gain or loss upon the sale or cash-settlement upon maturity of your notes in an amount equal to the difference between the amount you receive at such time (excluding amounts attributable to interest) and your tax basis in the notes. Because the term of your notes will not exceed one year, such gain or loss should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Any character mismatch arising from your inclusion of ordinary income and short-term capital loss (if any) upon the sale or maturity of your notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Moreover, in the event of physical settlement, such loss may be deferred (as described in the following paragraph).

If you receive shares upon the maturity of your notes pursuant to the stock settlement option, it is not clear whether the receipt of shares should be treated as (i) a taxable settlement of the notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the notes. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares upon the maturity of your notes. If the receipt of the shares is treated as a taxable settlement of the notes followed by a purchase of the shares, you should (i) recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and your tax basis in the notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares upon the maturity of your notes is treated as a tax-free purchase of the shares, (i) the receipt of shares upon maturity of your notes should not give rise to the current recognition of gain or loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your notes (determined as described below), and (iii) if you receive cash in lieu of a fractional share upon the stock settlement of such notes, you should recognize short-term capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your notes will be equal to the price you paid for the notes (excluding amounts paid in respect of accrued but unpaid interest). Your holding period in the shares you receive upon the maturity of your notes will begin on the date that you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above. This opinion assumes that the description of the terms of the notes in this pricing supplement is materially correct.

As discussed further in the accompanying YEELDS® product supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your notes as well as possible alternative characterizations, please see the discussion under the heading “Certain United States Federal Income Tax Consequences” in the accompanying YEELDS® product supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion about tax risks under “Additional Risk Factors”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the notes is uncertain, and alternative treatments are possible. Under one such alternative treatment, the notes could be viewed as a notional principal contract. Recently enacted legislation imposes a 30% withholding tax on any “dividend equivalent” payment made to a non-U.S. holder of a “specified notional principal contract”. It is possible, under the alternative characterization of the notes as a notional principal contract, that the Internal Revenue Service could assert that the notes should be treated as a “specified notional principal contract” that gives rise to payments subject to such withholding, particularly if the notes are stock settled. You should consult your tax advisor about this risk and other potential U.S. federal income tax risks associated with owning the notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the price specified on the cover of this preliminary pricing supplement.

Delivery of the notes will be made against payment for the notes on or about the issue date indicated on the cover of this preliminary pricing supplement, which is the fifth business day following the inception date (that is, the notes will have a settlement cycle referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.